MENTOR CORPORATION

                        201 Mentor Drive
                Santa Barbara, California  93111
                    Telephone: (805) 879-6000


            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                  TO BE HELD SEPTEMBER 19, 2000


       NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Shareholders of Mentor Corporation, a Minnesota corporation (the "Company") will be held Tuesday, September 19, 2000 at 10:00 a.m. (Central Daylight Time) at the Minneapolis Hilton and Towers, 1001 Marquette Avenue, Minneapolis, Minnesota, to consider and take action upon the following matters:

          1. To elect a Board of Directors to serve until the next Annual Meeting, or until their successors are elected;

          2.   To approve the Company's 2000 Long-Term Incentive
          Plan;

          3. To ratify the appointment of Ernst & Young LLP to act as independent auditors of the Company for the fiscal year ending March 31, 2001; and

          4. To transact such other business that may properly come before the meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on July 24, 2000 as the record date for the determination of the shareholders entitled to vote at the meeting or any adjournments or postponements thereof. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting.


                                        BY ORDER OF THE BOARD OF
                                        DIRECTORS


                                        Anthony R. Gette
                                        Secretary

Dated:  July 27, 2000


YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO BE PERSONALLY PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING AND VOTE BY BALLOT, YOUR PROXY WILL BE REVOKED AUTOMATICALLY AND ONLY YOUR VOTE AT THE ANNUAL MEETING WILL BE COUNTED.
                       MENTOR CORPORATION
                              _____

                         PROXY STATEMENT
               FOR ANNUAL MEETING OF SHAREHOLDERS
                       SEPTEMBER 19, 2000
                             ______

            SOLICITATION AND REVOCABILITY OF PROXIES

      This Proxy Statement is furnished to the shareholders of Mentor Corporation (the "Company"), in connection with the solicitation by the Company's Board of Directors of the enclosed proxy for use at the Annual Meeting of Shareholders to be held Tuesday, September 19, 2000, at 10:00 a.m. (Central Daylight
Time) at the Minneapolis Hilton and Towers, 1001 Marquette Avenue, Minneapolis, Minnesota, or at any adjournments or postponements thereof (the "Annual Meeting") for the purposes set forth in the Notice of Annual Meeting of Shareholders. All Common Stock represented by proxies in the form solicited will be voted in accordance with the instructions indicated therein, but proxies may be revoked at any time before being exercised by delivery to the Secretary of the Company a written notice of revocation of the proxy's authority or a duly executed proxy bearing a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person. A shareholder who attends the Annual Meeting need not revoke his or her proxy and vote in person, unless he or she wishes to do so.

      Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail, but, in addition, directors, officers and regular employees of the Company may solicit proxies personally, by telephone or by special letter.

      So far as the management of the Company is aware, no matters other than those described in this Proxy Statement will be acted upon at the meeting. In the event that any other matters calling for a vote of shareholders properly come before the Annual Meeting, the persons named as proxies in the enclosed form of proxy will vote in accordance with their judgment on such other matters.

      The  Annual Report of the Company, including the Company's
Form 10-K, for the fiscal year ended March 31, 2000 is being furnished to each shareholder with this Proxy Statement.

      The principal executive offices of the Company are located
at  201  Mentor  Drive,  Santa Barbara, California  93111.   The
approximate mailing date of this Proxy Statement and the accompanying form of proxy is August 3, 2000.

          RECORD DATE, QUORUM AND VOTING OF SECURITIES

      The Common Stock of the Company, par value $.10 per share, is the only authorized voting security of the Company. Only the holders of the Company's Common Stock whose names appear of record on the Company's books on July 24, 2000 will be entitled to notice of, and to vote at, the 2000 Annual Meeting. At the close of business on July 24, 2000, a total of 23,920,157 shares of Common Stock were outstanding, each entitled to one vote. Holders of Common Stock do not have cumulative voting rights. The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are each included in the number of shares present for quorum purposes. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions, which may be specified on all proposals other than the election of directors, are counted in tabulations of the votes cast on proposals presented to shareholders and will have the same effect as negative votes; whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. An affirmative vote of a majority of the shares present and voting at the meeting is required for approval of all items being submitted to the shareholders for their consideration.

          DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

      Proposals of shareholders of the Company that are intended to be presented by such stockholders at the Company's 2001 Annual Meeting must be received no later than April 5, 2001, in order that they may be included in the proxy statement and form of proxy relating to that meeting.


           MATTERS TO BE CONSIDERED AT ANNUAL MEETING

                PROPOSAL 1: ELECTION OF DIRECTORS

      The Company's By-Laws provide that the Board of Directors must consist of not less than three directors, with the number to be determined by a resolution of the shareholders. Currently the Board of Directors consists of seven (7) directors as voted on by the shareholders. The number as set by the Shareholders shall continue in effect unless changed by the Board of Directors pursuant to the By-Laws or by subsequent shareholder resolution.

      It is the intention of the proxy holders named in the enclosed proxy to vote such proxies for the seven nominees named below, all of which are currently directors, to hold office until the 2001 Annual Meeting of Directors or until their successors are elected and qualified.

      Each nominee has indicated a willingness to serve, but in case any nominee is not a candidate at the meeting, for reasons not now known to the Company, the proxies named in the enclosed form of proxy may vote for a substitute nominee in their discretion. Information regarding these nominees is set forth in the table below.

                       Director      Principal Occupation
    Name (Age)          Since      And Business Experience

Christopher J.           1969      Founder and Chairman of
Conway (61)                        the Board since 1969;
                                   Chief Executive Officer
                                   from 1969 to July 29,
                                   1999.

Anthony R. Gette         1988      President and Chief
(44)                               Executive Officer since
                                   July 29, 1999; President
                                   and Chief Operating
                                   Officer from April 1987
                                   until July 29, 1999;
                                   Secretary since March
                                   1986.

Eugene G. Glover         1969      Private investor since
(57)                               October 1986; Founder &
                                   Vice President,
                                   Engineering of the
                                   Company from 1969 to
                                   October 1986.

Walter W. Faster         1980      Retired February 1997 as
(67)                               Vice President,
                                   Corporate Growth and
                                   Development for General
                                   Mills, Inc.(1); held
                                   various marketing and
                                   finance capacities at
                                   General Mills since
                                   1963.

Michael Nakonechny       1980      President of NAK
(72)                               Associates Corp.(2)
                                   since 1981; Chairman of
                                   the Board and Secretary
                                   of Transducer Systems,
                                   Inc.(3) from November
                                   1968 to January 1989.

Dr. Richard W.           1990      Private investor since
Young (73)                         April 1992; Consultant
                                   to Mentor O & O, Inc.(4)
                                   from April 1990 to 1992;
                                   Chairman and Chief
                                   Executive Officer of
                                   Mentor O & O, Inc. from
                                   April 1985 to 1990;
                                   Employed as President of
                                   Houghton Mifflin
                                   Company(5) from 1982 to
                                   1985; Executive Vice
                                   President of Polaroid
                                   Corporation from 1972 to
                                   1982(6)

Ronald J. Rossi          1999      President of Oral-B
(60)                               Worldwide from 1998 to
                                   2000.(7)  President of
                                   Gillette North America
                                   Grooming Division from
                                   1991 to 1998.  Held
                                   various executive and
                                   sales and marketing
                                   positions at The
                                   Gillette Company for
                                   over 30 years.

(1) General Mills, Inc. is a major manufacturer of packaged foods and other consumer goods.

(2) NAK Associates Corp. is a closely-held company engaged in consulting engineering.

(3) Transducer Systems, Inc. is a manufacturer of electro-mechanical transducers.

(4) Mentor O & O, Inc. was acquired by the Company as a wholly-owned subsidiary in April 1990. It was a manufacturer of ophthalmic surgical and diagnostic equipment. During fiscal 1997, Mentor O&O's name was changed to Mentor Ophthalmics, Inc. In October 1999, the Company divested the assets of Mentor Ophthalmics, Inc.

(5)  Houghton Mifflin Company is a major publishing firm.

(6) Polaroid Corporation is the world's largest instant imaging company.

(7)  Oral-B Worldwide is a maker of oral personal care products.
     It is a subsidiary of The Gillette Company, which manufactures and sells a wide variety of consumer products throughout the world.

      The Board of Directors recommends that the shareholders vote FOR the election of the nominees named above to serve as directors of the Company until the next annual meeting following the 2000 Annual Meeting or until their respective successors have been elected and qualified.

Board Meetings and Committees

     Board of Directors. During the fiscal year ended March 31, 2000, the Board of Directors met or adopted resolutions by unanimous written consent on 10 occasions. No director attended less than 75% of the aggregate number of Board of Directors meetings and meetings of committees on which he served (including actions taken by written consent).

      Audit Committee. The Company has an Audit Committee, currently consisting of Messrs. Faster, Glover, Nakonechny, and Young. The principal functions of the Audit Committee are to
(i) recommend to the Board of Directors the independent public accountants to act as the Company's independent auditors; (ii) discuss with the independent auditors the scope of their audit;
(iii) discuss with the independent auditors and the Company's executive officers the Company's accounting principles, policies and practices; (iv) discuss with the independent auditors the adequacy of the Company's accounting, financial and operating controls; and (v) approve the internal audit department annual audit schedule and review with the internal audit department the results and recommendations of those audits.

      The Audit Committee has adopted procedures providing for its prior review and consideration of the effect of non-audit services on the independence of Ernst & Young LLP and the approval of the types of, and estimated fees for, professional services which are expected to be performed by Ernst & Young LLP during the forthcoming fiscal year.

      The Audit Committee met two times during the fiscal year ended March 31, 2000, with all committee members present.

       Compensation Committee. The Company has a standing Compensation Committee, currently consisting of Messrs. Faster, Glover, Nakonechny, and Young. The principal functions of the Compensation Committee are to review and recommend compensation for executive personnel. The Compensation Committee met one time during the fiscal year ended March 31, 2000, with all committee members present.

      Stock Option Committee. The Company has a Stock Option Committee, currently consisting of Messrs. Faster, Glover, Nakonechny, and Young. The principal function of the Stock Option Committee is to administer the Company's stock option plan. The Stock Option Committee met two times during the fiscal year ended March 31, 2000, with all members present.

Nominating Procedures.

       The Company does not have a separately constituted committee to nominate candidates for election to the Board of Directors of the Company. Such candidates are chosen by the existing Board after taking into consideration the recommendations of the Company's executive officers and shareholders. Shareholders wishing to submit recommendations for nomination should send them in writing to the attention of the Company's Chairman at the Company's principal executive office within sixty days after the end of the Company's fiscal year.

Compensation of Directors.

      Board members who are employees of the Company do not receive compensation for their services as directors. During the Company's fiscal year ended March 31, 2000 and currently, individual non-employee Board members received an annual fee of $20,000. In addition, each person who is a non-employee director on the date of an annual meeting of shareholders is entitled to receive an automatic option grant under the Company's 1991 Stock Option Plan (the "1991 Plan") of options to purchase 6,000 shares of Common Stock at an exercise price equal to the fair market value per share of the Common Stock on the date of such grant. These options have a term of ten years and become exercisable in four equal annual installments over the optionee's period of Board service, beginning one year after the grant date. Under the 1991 Plan, each person who is newly elected or appointed as a non-employee director will receive, on the date of election or appointment, an automatic option grant to purchase 20,000 shares of Common Stock. The maximum number of shares of Common Stock that a non-employee director currently may receive under the Option Plan is 60,000. The directors received options to purchase 30,000 shares on May 17, 1994 and 30,000 shares on May 15, 1997, less the number of shares granted to the director under any prior option plan of the Company. Currently, all non-employee directors except Mr. Rossi have received the maximum number of shares.

      Upon  stockholder approval of the Company's 2000 Long-Term
Incentive Plan, each non-employee director will be granted a one-
time  option  to  purchase 30,000 shares of Common  Stock.   See
"2000 Plan Awards."


 PROPOSAL 2:  APPROVAL OF THE MENTOR CORPORATION 2000 LONG-TERM
                         INCENTIVE PLAN

     The purpose of the Mentor Corporation 2000 Long-Term Incentive Plan (the "Plan") is to assist the Company and its subsidiaries in attracting, retaining and providing incentives to key individuals who serve the Company and its subsidiaries by offering them the opportunity to acquire or increase their proprietary interest in the Company and to promote the identification of their interests with those of the stockholders of the Company.

     The Company has had in effect a Stock Option Plan adopted in
1991  and amended in 1994 and 1997 (the "1991 Plan").  Under  the
1991  Plan,  5,000,000 shares were reserved, 4,339,675 options have  been  issued  with 3,048,350 options  granted and not yet
exercised.  The 1991 Plan has  a  10 year  term.   The Company
believes that the 1991 Plan has served the Company's best interests and is proposing the new Plan tocontinue an option program in effect.

     The Company is asking the stockholders to approve the Plan as described below. The Board of Directors approved the Plan on July 19, 2000, subject to the stockholder approval solicited by this proxy.

Description of the Plan

     The following summary of the material terms of the Plan is qualified in its entirety by reference to the full text of the Plan, a copy of which is available by writing the General Counsel, Mentor Corporation, 201 Mentor Drive, Santa Barbara, California 93111. Unless otherwise specified, capitalized terms used herein have the meaning assigned to them in the Plan.

     Eligibility; Shares Available for Grants and Awards. The Plan provides for grants and awards of nonstatutory stock options, incentive stock options, stock appreciation rights, performance awards, restricted stock and incentive shares (collectively, "Awards") to employees, directors, consultants and independent contractors to the Company or an Affiliate who are determined by the Committee to render key services to the Company or an Affiliate. Non-employee directors are only eligible to receive grants of nonstatutory stock options

     The Plan provides for grants and awards of stock options, stock appreciation rights, performance awards, restricted stock and incentive shares covering 7,500,000 shares of Common Stock, 150,000 of which are subject to outstanding Awards leaving 7,350,000 shares available for Awards under the Plan.

     Subject to the terms of the Plan, if an option or right expires or terminates without having been fully exercised, or if shares of restricted stock are forfeited, or if shares covered by an incentive award or performance award are not issued or are forfeited, the unissued or forfeited shares of Common Stock which had been covered thereby will become available for the grant of additional Awards under the Plan. Upon the exercise of a right (regardless of whether such right is settled in cash or shares of Common Stock), the number of shares of Common Stock with respect to which the right is exercised will be charged against the number of shares available for Awards under the Plan.

     Administration. The Plan is administered by a Committee appointed by the Board of Directors to administer the Plan. Subject to the terms of the Plan, the Committee is authorized to determine eligibility, to make Awards, and to otherwise administer the Plan.

     The Company's Board of Directors may terminate the Plan at any time and may amend it in any respect, except that no amendment, alteration or termination of the Plan, if approved by the stockholders, may be made by the Board of Directors without approval of (a) the Company's stockholders to the extent stockholder approval of an amendment is required to comply with the requirements of applicable law or regulation; and (b) each affected Optionee if such amendment, alteration or termination would impair the rights of an Optionee under any prior Award. The Plan will terminate in July 2010. The Plan will remain in effect after its termination for the purpose of administering outstanding Awards.

     Except as otherwise provided by the Committee, options and rights under the Plan are not transferable other than by will or by the laws of descent and distribution.

     Limits on Aggregate Awards. The Plan limits the number of shares of Common Stock with respect to which any employee may receive Awards during each fiscal year to 250,000 shares. Under current tax law requirements, to the extent that the aggregate fair market value of stock with respect to which incentive stock options granted under the Plan are exercisable for the first time by an employee during any calendar year exceeds $100,000 (determined at the time of the grant of the option), the option will not be treated as an incentive stock option for federal income tax purposes.

     Stock Options. The Plan authorizes the grant of nonstatutory stock options and incentive stock options. The exercise of an option permits the optionee to purchase shares of Common Stock from the Company at a specified exercise price per share. Options granted under the Plan are exercisable upon such terms and conditions as the Committee shall determine.

     The exercise price per share and manner of payment for shares purchased pursuant to options are determined by the Committee, subject to the terms of the Plan. The per share exercise price of all options granted under the Plan may not be less than the fair market value per share of the Common Stock at the time of the grant, except that incentive stock options granted to an employee who is a 10% shareholder (after applying certain stock ownership attribution rules) may not have an exercise price of less than 110% of such fair market value.

     The Plan provides that the term during which options granted may be exercised shall be determined by the Committee, except that no option may be exercised after ten years (five years in the case of incentive stock options granted to an employee who is a 10% shareholder after applying certain stock ownership attribution rules) following its date of grant.

     Stock Appreciation Rights. The Plan authorizes the Committee to grant stock appreciation rights in connection with, and at the same time as, the grant of an option under the Plan or by amendment of an outstanding option granted under the Plan ("related rights"). Stock appreciation rights may also be granted independently of any option granted under the Plan ("nonrelated rights"). Subject to the terms of a particular grant, a stock appreciation right entitles the grantee upon exercise to elect to receive in cash, Common Stock or a combination thereof, the excess of the fair market value of a specified number of shares of Common Stock at the time of exercise over the fair market value of such number of shares of Common Stock at the date of grant, or, in the case of a related right, the exercise price provided in the related option. The period during which a right may be exercised is determined by the Committee, but a right may not be exercised after ten years from the date of grant or, in the case of a related right, the expiration of the related option.

     Restricted Stock. Restricted stock awards consist of shares of Common Stock, awarded without payment of cash consideration by the grantee unless otherwise specified in the agreement relating thereto, that are restricted against transfer, subject to forfeiture and subject to such other terms, conditions and restrictions, for such period or periods, as shall be determined by the Committee. Such terms may provide, in the discretion of the Committee, for the vesting of restricted stock awards to be contingent upon the achievement of one or more Performance Goals established by the Committee and specified in the agreement. The Performance Goals may be based on earnings or earnings growth, sales, return on assets, equity or investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet, income statement or other financial statement objectives, or any other objective goals established by the Committee and specified in the agreement. The goals may be absolute in their terms or measured against or in relationship to other companies similarly or otherwise situated.

     Restricted stock awarded under the Plan and the right to vote shares of such restricted stock and to receive dividends thereon may not be sold, assigned, transferred, exchanged, pledged, hypothecated or encumbered during the restriction period. With the exception of these restrictions upon transfer, the recipient of a restricted stock award has all other rights of a shareholder including, but not limited to, the right to receive dividends and the right to vote shares awarded.

     Incentive Shares. Incentive shares awarded under the Plan are contingent awards of shares of Common Stock that may be issued subject to achievement of such Performance Goals (as described above with respect to restricted stock awards) or other goals and on such other terms and conditions as the Committee deems appropriate and specifies in the agreement relating thereto. Unlike in the case of restricted stock, shares of Common Stock would not be issued immediately pursuant to incentive share awards, but instead would be issued upon the achievement or satisfaction of such Performance Goals or other goals or terms and conditions. Accordingly, a person who has received an award of incentive shares may not vote or receive dividends with respect to the shares of Common Stock subject to the award until such shares are issued upon the achievement or satisfaction of such Performance Goals or other goals or terms and conditions. The grantee would not have to pay any cash consideration to the Company upon the award of incentive shares or upon the issuance of the shares of Common Stock pursuant to the award.

     Performance Awards. Performance awards granted under the Plan become payable upon attainment of one or more Performance Goals established by the Committee and specified in the agreement relating thereto. Performance awards may be paid in cash, Common Stock, or a combination thereof, as specified in the agreement relating thereto.

      Substitution of Awards. Options, rights, restricted stock, incentive shares and performance awards may, at the discretion of the Committee, be granted under the Plan in substitution for options to purchase shares of capital stock of another corporation which is merged into, consolidated with, or all or a substantial portion of the property or stock of which is acquired by, the Company or one of its Subsidiaries. The terms and conditions of the substitute options, rights, restricted stock, incentive shares and performance awards so granted may vary from the terms and conditions set forth in the Plan to such extent as the Committee may deem appropriate in order to conform, in whole or part, to the provisions of the Awards in substitution for which they are granted.

2000 Plan Awards

      Subject to shareholder approval of the Plan, each non-employee director will be granted a one-time option to purchase 30,000 shares of Common Stock. The options will have an exercise price of $21.375 and will vest over a four year term. The options will expire in July 2010. The number and type of other Awards will be made in the discretion of the Committee.

     The following table sets forth information on the stock option grants to be made to non-employee directors under the Plan.

                        NEW PLAN BENEFITS
        MENTOR CORPORATION 2000 LONG-TERM INCENTIVE PLAN

                                          Number of Shares
Name of Director    Dollar Value ($)      Subject to Option

Eugene G. Glover            (1)                30,000
Walter W. Faster            (1)                30,000
Michael Nakonechny          (1)                30,000
Dr. Richard W. Young        (1)                30,000
Ronald J. Rossi             (1)                30,000

(1) Not presently determinable. The stock option grants to be made to the above-named directors under the Plan have an exercise price which was 100% of the fair market value of the underlying shares as of the date of grant. Based on the closing price of the Common Stock on the Nasdaq National Market, the fair market value of the Company's Common Stock on July 19, 2000 was $21.375.

Summary of Certain Federal Income Tax Consequences.

     The following discussion briefly summarizes certain federal income tax aspects of stock options, stock appreciation rights, restricted stock and incentive shares granted or awarded under the Plan. State and local tax consequences may differ.

     Incentive Stock Options. In general, an optionee is not required to recognize income on the grant or exercise of an incentive stock option. However, the difference between the exercise price and the fair market value of the stock on the
exercise  date  is  an  adjustment  item  for  purposes  of   the
alternative minimum tax. Further, if an optionee does not exercise an incentive stock option within certain specified periods of time after termination of employment, the option is treated for federal income tax purposes in the same manner as a nonstatutory stock option, as described below.

     Nonstatutory Stock Options, Stock Appreciation Rights, Incentive Shares and Performance Awards. An optionee or grantee generally is not required to recognize income on the grant of a nonstatutory stock option or a stock appreciation right, or on the award of incentive shares or a performance award. Instead, ordinary income generally is required to be recognized on the date the nonstatutory stock option or stock appreciation right is exercised, or in the case of an award of incentive shares or a performance award, on the date such shares are issued. In general, the amount of ordinary income required to be recognized,
(a) in the case of a nonstatutory stock option, is an amount equal to the excess, if any, of the fair market value of the shares on the exercise date over the exercise price, (b) in the case of a stock appreciation right, the amount of cash and the fair market value of any shares received on the exercise date, and (c) in the case of an award of incentive shares or a performance award, the fair market value of the shares on the date of issue.

     Restricted Stock. Shares of restricted stock awarded under the Plan will be subject to a substantial risk of forfeiture for the period of time specified in the award. Unless a grantee of shares of restricted stock makes an election under Section 83(b) of the Code as described below, the grantee generally is not required to recognize ordinary income on the award of restricted stock. Instead, on the date the substantial risk of forfeiture lapses, the grantee will be required to recognize ordinary income in an amount equal to the fair market value of the shares on such date. If a grantee makes a Section 83(b) election to recognize ordinary income on the date the shares are awarded, the amount of ordinary income required to be recognized is an amount equal to the fair market value of the shares on the date of award. In such case, the grantee will not be required to recognize
additional   ordinary  income  when  the  substantial   risk   of
forfeiture lapses.

     Gain or Loss on Sale or Exchange of Plan Shares. In general, gain or loss from the sale or exchange of shares granted or awarded under the Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange. However, if certain holding period requirements are not satisfied at the time of a sale or exchange of shares acquired upon exercise of an incentive stock option (a "disqualifying disposition"), an optionee may be required to recognize ordinary income upon such disposition.

     Deductibility by Company. The Company generally is not allowed a deduction in connection with the grant or exercise of an incentive stock option. However, if an optionee is required to recognize ordinary income as a result of a disqualifying disposition, the Company will be entitled to a deduction equal to the amount of ordinary income so recognized. In the case of a nonstatutory stock option (including an incentive stock option that is treated as a nonstatutory stock option, as described above), a stock appreciation right, an award of incentive shares, or a grant of restricted stock, at the same time the optionee or grantee is required to recognize ordinary income, the Company generally will be allowed a deduction in an amount equal to the amount of ordinary income so recognized.

     Subject to certain exceptions, Section 162(m) of the code disallows federal income tax deductions for compensation paid by a publicly-held corporation to certain executives to the extent it exceeds $1 million for the taxable year. The Plan has been designed to allow the Committee to make awards under the Plan that qualify under an exception to the deduction limit for "performance-based compensation."

Accounting Treatment

     Under current accounting principles, neither the grant nor the exercise of an incentive stock option or a nonstatutory stock option under the Plan with an exercise price not less than the fair market value of Common Stock at the date of grant requires any charge against earnings. The Company is required to disclose in a footnote to its financial statements the pro forma effects of stock-based compensation arrangements on net income and earnings per share, based on the estimated grant date fair value of stock options that are expected to vest.

     Stock appreciation rights require a charge against the earnings of the Company each accounting period to reflect appreciation in the value of such rights. The charge related to stock appreciation rights will vary depending upon, among other factors, the amount of stock appreciation rights granted, stock price changes above the grant price, and the length of time that stock appreciation rights have been outstanding. Such charge is based, generally speaking, on the difference between the exercise price specified in the related right, or the market value of Common Stock on the date of grant, and the current market value of Common Stock. In the event of a decline in the market value of Common Stock subsequent to a charge against earnings related to the estimated costs of stock appreciation rights, a reversal of prior charges is made (but not to exceed aggregate prior charges).

     Restricted stock and incentive shares will require a charge to earnings representing the value of the benefit conferred, which, in the case of restricted stock, may be spread over the restrictive period. Such charge is based on the market value of the shares transferred at the time of issuance.

Approval of the Plan

     Approval of the Plan requires the affirmative vote of the holders of a majority of the votes cast at the meeting. An abstention with respect to approving the Plan will not constitute a vote cast and therefore will not affect the outcome of the vote.

     The Board of Directors recommends that the shareholders vote
FOR approval of the Plan.


        PROPOSAL 3:  RATIFICATION OF INDEPENDENT AUDITORS

      Pursuant to authority delegated to the Audit Committee by the Board of Directors, the Audit Committee has appointed the firm of Ernst & Young LLP to act as principal independent auditors for the Company for the fiscal year ending March 31, 2001. This appointment is being submitted to the Company's shareholders for ratification. This firm has audited the financial statements of the Company for the fiscal year ended March, 31, 2000, and for prior years, and has advised the Company that neither the firm nor any of its partners has any direct or indirect material financial interests in the Company or its subsidiaries, nor have they had any connection during the past three years with the Company or its subsidiaries in any capacity other than that of independent accountants and auditors. A representative of Ernst & Young LLP will be present at the 2000 Annual Meeting and will have an opportunity to make a statement if he or she desires to do so. It is anticipated that such representative will be available to respond to appropriate questions from shareholders.

     In the event the shareholders do not ratify the appointment of Ernst & Young LLP, the selection of other independent auditors will be considered by the Board of Directors.

      The  Board of Directors recommends that shareholders  vote
FOR ratification of the appointment of Ernst & Young LLP to serve as the Company's independent auditors for the fiscal year ending March 31, 2001.

                           MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

     The following table shows the ownership of the Common Stock of the Company on July 24, 2000, (i) by each person who, to the knowledge of the Company, owned beneficially more than five percent (5%) of such stock, (ii) by each of the Company's directors, (iii) by each of the executive officers named in the Summary Compensation Table below, and (iv) by all directors and executive officers who served as directors or executive officers as of March 31, 2000 as a group:

                                   Amount and      Approximate
                                   Nature of        Percent of
   Name of Beneficial Owner        Beneficial         Class
                                  Ownership(1)

   T. Rowe Price Associates,       2,527,600          10.1%
     Inc. (2)
   100 E. Pratt Street
   Baltimore, MD  21202

   Neuberger Berman, Inc. (3)      1,541,892           6.2%
   Neuberger Berman, LLC
   605 Third Ave.
   New York, NY 10158-3698

   Putnam Investment               1,615,389           6.5%
     Management, Inc. (4)
   One Post Office Square
   Boston, MA 02109

   Christopher J. Conway             949,566           3.8%

   Anthony R. Gette                  403,665           1.6%

   Eugene G. Glover(5)               546,000           2.2%

   Walter W. Faster                  143,000            *

   Michael Nakonechny                 63,450            *

   Ronald J. Rossi                      --              *

   Richard W. Young                   90,000            *

   Malcolm Boddy                      37,250            *

   Trevor Pritchard                   17,250            *

   Bobby K. Purkait                  113,500            *

   Ramona Schwab                      29,500            *

   All directors and executive     2,400,431           9.6%
   officers as a group (14
   persons)

   *   Less than 1%

(1) These shares, unless noted below, are subject to the sole voting and investment power of the indicated person. The figures include options to purchase Common Stock exercisable within sixty days and held by: Mr. Conway, 260,500 shares; Mr. Gette, 266,000 shares, Mr. Glover, 60,000 shares; Mr. Faster, 60,000 shares; Mr. Nakonechny, 30,000 shares; Dr. Young, 61,500 shares; Mr. Boddy, 37,250 shares; Mr. Pritchard, 17,250 shares; Mr. Purkait, 113,500 shares; Ms. Schwab, 9,500 shares; and all directors and executive officers as a group, 942,750 shares.

(2) T. Rowe Price Associates, Inc. has sole voting power with respect to 385,400 shares and sole dispositive power with respect to 2,527,600 shares based on Schedule 13G amendment no. 2 filed February 14, 2000.

(3) Neuberger Berman, Inc. and Neuberger Berman, LLC have sole voting power with respect to 656,592 shares and sole dispositive power with respect to 1,541,892 shares based on
  Schedule 13G amendment no. 2 filed on January 28, 2000.

(4) Putnam Investment Management, Inc. has sole voting power with respect to 62,700 shares and sole dispositive power with respect to 1,615,389 shares based on Schedule 13G filed
  February 7, 2000.

(5)     Includes  426,000 shares held by a trust  of  which  Mr.
  Glover is the sole trustee.

Executive Compensation and Related Information

      Executive compensation is determined by the Board of Directors based on the recommendations of the Compensation Committee, which is composed entirely of independent, outside directors. The following information relates to compensation paid by the Company for services rendered during the three (3) fiscal years ended March 31, 2000 for the Company's Chief Executive Officers and each of the other four (4) most highly compensated executive officers.


                           SUMMARY COMPENSATION TABLE



                                                                    Long-Term Compensation

                                Annual Compensation                 Awards          Payouts

                                               Other Annual Restricted  Securities  LTIP        All Other
  Name and Principal   Fiscal  Salary   Bonus  Compensation   Stock    Underlying   Payouts    Compensation
     Position(1)        Year    ($)    (2)($)        $       Awards($)    SARs(#)     ($)      (4)($)

Anthony R. Gette         2000 $360,000 $189,000       --         --          80,000       --     $  4,049
President & CEO (3)      1999 $300,000    --          --         --          24,000       --     $  4,186
                         1998 $279,600    --          --         --          40,000       --     $  8,049

Christopher J. Conway    2000 $390,000 $204,750       --         --          70,000       --     $  4,256
Chairman (3)             1999 $380,000    --          --         --          32,000       --     $  5,430
                         1998 $372,600    --          --         --          60,000       --     $  9,835

Malcolm Boddy (5)        2000 $240,000 $140,000       --         --          24,000       --     $  1,154
President,               1999 $220,000    --          --         --          10,000       --        --
Mentor Manufacturing     1998 $150,000    --          --         --          40,000       --     $  9,991

Bobby Purkait            2000 $200,000 $104,000       --         --          24,000       --     $  5,297
Sr.Vice President,       1999 $190,000    --          --         --          10,000       --     $  3,184
Science & Technology     1998 $175,000    --          --         --          14,000       --     $  5,159

Trevor Pritchard (6)     2000 $260,000 $106,438       --         --          24,000       --     $  4,500
President,               1999 $240,000 $ 40,000       --         --          45,000       --     $ 55,739
Mentor Medical Inc.      1998    --      --          --         --              --       --          --

Ramona Schwab            2000 $160,000 $ 80,200       --         --          20,000       --     $  3,569
Vice President,          1999 $145,000    --          --         --           8,000       --     $  3,530
Human Resources          1998 $130,000    --          --         --          14,000       --     $  3,138

(1) Mr. Adel Michael (the Company's Senior Vice President, Finance/Treasurer and Chief Financial Officer) and Mr. Douglas Altschuler (the Company's Vice President, General Counsel) were appointed as officers of the Company after the end of fiscal year 2000, and therefore are not in the executive compensation discussion.

(2)  Bonuses are reflected in the fiscal year earned.

(3) Effective July 29, 1999, the Board of Directors elected Mr. Gette as CEO of the Company, and Mr. Conway resigned as CEO.

(4) All other compensation is comprised of the Company's matching contribution to its 401(k) Plan and payments for reimbursement of relocation expenses described below.

(5) Mr. Boddy was hired July 1, 1997. His Other Compensation in 1998 represents $9,991 of relocation expenses.

(6) Mr. Pritchard was hired November 30, 1998. His Other Compensation in 1999 includes $52,989 of relocation expenses and $2,750 of matching amounts contributed by the Company to its 401(k) Plan.


                       OPTIONS GRANTED IN LAST FISCAL YEAR

                                                                             Potential Realizable
                                                                           Value at Assumed Annual
                                                                             Rates of Stock Price
                                                                           Appreciation For Option
                                               Individual Grants                      Terms ($)(3)
                                        % of Total
                            Number of     Options
                            Securities  Granted To
                            Underlying   Employees  Exercise or
                             Options     In Fiscal   Base Price  Expiration
           Name            Granted (1)     Year     ($/share)(2)    Date       5%           10%
Anthony R. Gette              80,000       13.1%       $15.25     05/14/09    $767,251   $1,944,366
Christopher J. Conway         70,000       11.4%       $15.25     05/14/09    $671,345   $1,701,320
Malcolm Boddy                 24,000       3.9%        $15.25     05/14/09    $230,175   $  583,309
Bobby Purkait                 24,000       3.9%        $15.25     05/14/09    $230,175   $  583,309
Trevor Pritchard              24,000       3.9%        $15.25     05/14/09    $230,175   $  583,309
Ramona Schwab                 20,000       3.3%        $15.25     05/14/09    $191,813   $  486,091


(1) All options were granted on May 14, 1999 under the 1991 Stock Option Plan. Each option will become exercisable for the option shares in four equal and successive annual installments over the optionee's period of service with the Company, beginning one year after the grant date. Each option has a maximum term of ten years, subject to earlier termination immediately prior to a Change in Control (as defined in the 1991 Stock Option Plan); alternatively, the administrator of the 1991 Stock Option Plan may provide for replacement of outstanding options with options to purchase shares of the surviving corporation, or for a cash payment in exchange for the cancellation of outstanding options.

(2) The exercise price of each option is equal to the fair market value of the Common Stock on the date of grant. The exercise price may be paid in cash, in Common Stock, or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes. The administrator of the 1991 Stock Option Plan may authorize a loan or loan guarantee from the Company to help the optionee pay the exercise price or the administrator may permit the optionee to pay the option price in installments.

(3) Potential realizable value is based on an assumption that the market price of the stock appreciates at the stated rate, compounded annually, from the date of grant until the end of the ten year option term. These values are calculated based on regulations promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price appreciation. There is no assurance that the actual stock price appreciation over the ten year option term will be at the assumed 5% or 10% levels, or at any other defined level.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUE

                                                  Number of Securities     Value of Unexercised In-
                                                 Underlying Unexercised      The-Money Options At
                                               Options at Fiscal Year-End   Fiscal year End ($)(2)
                          Shares      Value
                       Acquired on   Realized
         Name          Exercise(#)    ($)(1)   Exercisable  Unexercisable  Exercisable Unexercisable
Anthony R. Gette          66,666    $1,295,820    220,002       128,000    $ 3,343,289    $1,081,250
Christopher J. Conway     66,668    $1,362,527    305,000       139,000    $ 4,565,125    $1,034,375
Malcolm Boddy               --          --        22,500         51,500    $    16,250    $  330,750
Bobby Purkait             20,000    $  343,373    98,000         42,000    $ 1,619,563    $  380,187
Trevor Pritchard            --          --        11,250         57,750    $   115,313    $  627,938
Ramona Schwab               --          --        16,500         35,500    $    77,938    $  319,563

(1) Value realized is based on the fair market value of the Company's Common Stock on the date of exercise minus the exercise price and does not necessarily indicate that the optionee sold such stock.

(2) An in-the-money option is an option which has an exercise price for the Common Stock which is lower than the fair market value of the Common Stock on a specified date. The fair market value of the Company's Common Stock at March 31, 2000 was $27.00 per share.


Employment Contracts and Severance Arrangements

     The Company has previously entered into an Employment Agreement with Mr. Gette, the President and Chief Executive Officer of the Company. The Employment Agreement with Mr. Gette provides for a base salary of $360,000 and customary benefits. The Company may terminate the Employment Agreement upon disability, discontinuation of the business (other than as part of a defined Change in Control), or for Cause (as defined therein), or at any time at the convenience of the Company. If the Company terminates the Employment Agreement for convenience or following a Change in Control, and the termination is not for Cause, Mr. Gette would be entitled to receive 24 months base pay. In addition, if the termination occurs subsequent to a Change in Control, subject to meeting specified thresholds, the Company would make additional "gross up" payments to Mr. Gette such that the net amount of payment made to him would not be reduced by any taxes imposed by Section 280G of the Internal Revenue Code, as amended. For 90 days following a Change in Control, Mr. Gette has the option, under certain circumstances, to terminate the Employment Agreement. The effect of this termination would be to cause the payment of the severance described above. Finally, the Company may elect, upon termination of Mr. Gette for any reason other than following a Change in Control, to exercise an option to impose on Mr. Gette an agreement not to compete for a period of two years, in which event Mr. Gette would receive an additional payment of one year of base salary.

     The   Company  has  previously  entered  into  a  Transition
Agreement with Mr. Conway, the Chairman and former Chief Executive Officer of the Company. The Transition Agreement with Mr. Conway has one year remaining in its term, and provides for compensation of $390,000 and certain benefits. If the Company terminates the Transition Agreement, Mr. Conway will be entitled to receive the remainder of his compensation payable during the term. If the Transition Agreement is terminated within 12 months after a Change in Control, and the termination is not for Cause (as those terms are defined therein), Mr. Conway will be entitled to the remainder of his compensation payable during the term. Finally, the Company may elect, upon termination of Mr. Conway for any reason, to exercise an option to impose on Mr. Conway an agreement not to compete for a period of one year, in which event Mr. Conway would receive an additional payment of six months of compensation.

     Subsequent to the end of the last fiscal year, the Company entered into an Employment Agreement with Adel Michael to employ him as Senior Vice President, Finance/Treasurer and Chief Financial Officer. The agreement provides for Mr. Michael to receive in fiscal 2001: (i) a base salary of $240,000, (ii) a bonus of at least 20% and up to 40% of base salary based on attainment of mutually designated objectives, (iii) options to purchase 50,000 shares of Common Stock, with a vesting period of four years, and (iv) a relocation package to defray his costs of moving to Santa Barbara, California. Beginning in fiscal 2002, Mr. Michael's base salary will increase to $265,000, and thereafter will be fixed annually by the Compensation Committee. The agreement also provides that upon termination of Mr. Michael's employment by the Company without Cause (as defined therein), Mr. Michael will be entitled to severance compensation equal to twelve months of base salary plus one month of base salary for each complete year of service with the Company. In the event Mr. Michael is terminated without Cause prior to April 3, 2001, Mr. Michael will be entitled to additional severance compensation equal to the base compensation to which he would have been entitled has he remained employed by the Company until April 3, 2001.

      The Company has previously entered into an Employment Agreement with Malcolm Boddy, the President of Mentor Manufacturing Operations Division. The agreement provides for Mr. Boddy's compensation to be fixed annually by the Compensation Committee. The agreement also provides that upon termination of Mr. Boddy's employment by the Company without Cause (as defined therein), Mr. Boddy will be entitled to severance compensation equal to three months of base salary plus one month of base salary for each complete year of service with the Company.

      The Company has previously entered into an Employment Agreement with Trevor Pritchard, the President of Mentor Medical Inc., the Company's sales and marketing subsidiary. The agreement provides that upon termination of Mr. Pritchard's employment by the Company without Cause (as defined therein), Mr. Pritchard will be entitled to severance compensation equal to twelve months of base salary. The Company has also entered into a Compensation Guarantee agreement with Mr. Pritchard. That agreement provides that in fiscal 2000, Mr. Pritchard would receive a base salary of $260,000 and a bonus of at least 50% of base salary. Beginning in fiscal 2001, the agreement provides that Mr. Pritchard's base salary will increase to not less than $290,000. The Company has also entered into a Promissory Note with Mr. Pritchard, under which he received $150,000, bearing interest at 4% per annum. Mr. Pritchard must repay the principal and all accrued interest upon the termination of his employment with the Company, except that the Company will forgive the principal and interest if Mr. Pritchard is still employed by the Company on November 30, 2001 or upon a Change in Control (as defined therein).

      The Company has previously entered into an Employment Agreement with Douglas Altschuler, who was promoted to Vice President, General Counsel subsequent to the end of the last fiscal year. The agreement provides that upon termination of Mr. Altschuler's employment by the Company without Cause (as defined therein), Mr. Altschuler will be entitled to severance compensation equal to three months of base salary plus one month of base salary for each complete year of service with the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Company's Compensation Committee (the "Committee") was established in 1980 and is composed entirely of independent, outside members of the Company's Board of Directors. The Committee reviews and approves each of the elements of the executive compensation program and assesses the effectiveness and competitiveness of the overall program.

      Mentor's executive compensation program is designed to accomplish several goals, including:

     To attract, retain, and motivate employees of outstanding ability

     To link changes in employee compensation to individual and corporate performance

     To align the interests of management with the interests of the Company's shareholders

     Facilitate   the   development  of   a   progressive   high
     performance culture

     Strengthen the relationship between pay and performance

     To provide levels of compensation that are competitive with those provided in the markets in which the Company competes for executives.

Key Provisions of the Executive Compensation Program

     The Company's executive compensation plan consists of three components: base salary, annual incentive bonus, and long-term incentive in the form of stock options. The Company has established a strong link between pay and performance by emphasizing variable components of the plan, that is, annual incentive bonus and stock options.

     Base  Salary.   The Committee determines base salaries  for
executive officers on the basis of a number of factors, including an assessment of competitive compensation levels for similar-size manufacturing companies performed by an independent consulting firm, the Company's financial condition, any changes in job responsibilities, and the performance of each executive. Executive officer base salaries generally are set to be within a competitive range of comparable compensation data.

     Annual Incentive Bonus. Executive officers are eligible to receive annual incentive compensation equivalent to a specified percentage of their salaries under the Company's bonus plan. The Company establishes bonus payout targets (ranging from 40% to 60% of base salary) that are designed to bring the level of total annual cash compensation (base salary plus annual incentive bonus) within the range for comparable positions at similar-size manufacturing companies when superior performance is achieved. Performance is measured at the corporate, functional unit, and individual level. The total potential bonus for each executive is broken down into several factors as appropriate for that executive's area of responsibility. Each factor is then weighted with emphasis placed on profitability measures. These factors, and the relative weight given to each factor, vary with each executive officer in the Committee's sole discretion. For each factor, the Committee establishes a threshold, target and outstanding goal. No bonus is paid for performance below threshold levels. Bonuses for threshold performance are paid at 50% of the targeted levels. Bonuses for outstanding performance are paid at 200% of targeted levels for the Chief Executive Officer and President, and 150% of targeted levels for all other executive officers. The total bonus paid each executive is thus a weighted average of each factor, adjusted for performance against a predefined target for that factor.

     Long-term Incentive (Stock Options). Generally, the Company awards stock options to executive officers on an annual basis. Each grant is designed to align the interests of executive officer with those of the shareholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Awards to specific employees, including the Chief Executive Officer, are made on the basis of each employee's job responsibilities and recommendations of the executive officers of the Company concerning the individual's contributions (both historical and potential) to the success of the Company, without regard to prior awards of stock option grants. These recommendations also take into consideration competitive practice for stock option grants as determined by an independent compensation consultant from survey information. The survey information encompasses data on both competitive grant levels for individual executives and total options granted as a percentage of shares outstanding.

     Compensation of Chief Executive Officer. Mr. Gette has served as the Company's President and Chief Executive Officer since July 29, 1999, the date upon which Mr. Conway retired as Chief Executive Officer. Mr. Gette's base salary and annual incentive bonus are set by the Committee using the same policies and criteria used for other executive officers. In setting Mr. Gette's salary for fiscal 2000, the Committee considered competitive information for similar sized manufacturing companies provided by an independent compensation consultant and the Company's financial performance. Mr. Gette is currently paid at the targeted competitive position base salary, which has been set by the Committee to be within the range of the comparable competitive compensation data.

     Mr. Gette's annual bonus potential is designed to provide a level of "at risk" pay which is tied directly to the Company's performance. In fiscal 2000, Mr. Gette's targeted bonus potential equated to 60% of his base salary as of March 31, 2000. Mr. Gette's fiscal 2000 bonus was based on the achievement of targeted corporate profitability, which was set at a level to encourage aggressive operating profit growth over the prior year. The Company performed above its threshold performance level in fiscal 2000. As a result, Mr. Gette received a bonus for fiscal 2000.

     Policy with Respect to Section 162(m) of the Internal Revenue Code. Subject to certain exceptions, Section 162(m) of the Code disallows a federal income tax deduction for compensation over $1 million paid to certain executive officers in a taxable year. One exception applies to compensation paid pursuant to shareholder-approved plans that are performance-
based. At the 1994 Annual Meeting, the Company obtained shareholder approval for certain amendments to the Company's 1991 Stock Option Plan which were designed to assure that any compensation deemed paid in connection with the exercise of stock options granted under that plan will qualify as performance-based compensation. As a result, the Company believes that stock options granted to its executives qualify for the performance-based exception to the deduction limit. However, there can be no assurance that the options will so qualify. The Committee intends that awards made under the 2000 Plan, if approved by shareholders, will be eligible for the performance-based exception, and therefore eligible as a federal income tax deduction for the Company.

     The cash compensation paid to the Company's executive officers for the 2000 fiscal year did not exceed the $1 million limit per officer, nor is the cash compensation to be paid to the Company's executive officers for the 2001 fiscal year expected to reach that level. Because it is unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limitation, the Committee has decided not to take action at this time to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Committee intends to continue to comply with Section 162(m) in the future to the extent consistent with the best interests of the Company.


                              SUBMITTED BY THE
                              COMPENSATION COMMITTEE OF THE
                              BOARD OF DIRECTORS

                                   - Eugene G. Glover
                                   - Walter W. Faster
                                   - Michael Nakonechny
                                   - Dr. Richard W. Young


Stock Performance Graph

      The following graph compares the yearly percentage changes in the cumulative total shareholder return on the Company's Common Stock with the cumulative total return on the NASDAQ
Market Value Index and the Media General Financial Services Medical Appliances and Equipment Index ("MG Index") during the five fiscal years ended March 31, 2000. The comparison assumes $100 was invested on March 31, 1995 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.


                            LEGEND
  INDEX   03/31/95 03/31/96 03/31/97  03/31/98 03/31/9903/31/00
Company    100.00   176.22   163.82    209.77   112.30  207.32
MG Index   100.00   151.68   139.08    198.57   227.20  294.56
NASDAQ     100.00   134.51   150.48    227.41   297.18  547.25
Index


      Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Compensation Committee Report on Executive Compensation and the preceding Company Stock Performance Graph are not to be incorporated by reference into any such filings; nor are such Report or Graph to be incorporated by reference into any future filings.

Compensation Committee Interlocks and Insider Participation

     No member of the Compensation Committee is a former officer or employee of the Company or any of its subsidiaries, except for Mr. Glover, who was Founder and Vice President, Engineering of the Company from 1969 to October 1986.

     SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely upon a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 31, 2000, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that Mr. Rossi and Mr. Altschuler were late in filing their respective Initial Statement of Beneficial Ownership of Securities (Form 3), and Mr. Purkait was late in filing one report relating to the sale of 20,000 shares of Common Stock.

                      CERTAIN TRANSACTIONS

      In 1991 the Company entered into an exclusive license agreement with Rochester Medical Corporation ("Rochester") to market and distribute certain external catheter products developed by Rochester. The Company purchased $101,000 in products under the agreement in fiscal year 2000. Certain directors and executive officers of Rochester, a public company, are siblings of Christopher J. Conway, the Chairman of Mentor Corporation.

                          OTHER MATTERS

      The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.


                                    BY ORDER OF THE BOARD OF
                                    DIRECTORS


                                    Anthony R. Gette
                                    Secretary

Dated:  July 27, 2000

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2000 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: MENTOR CORPORATION, 201 MENTOR DRIVE, SANTA BARBARA, CALIFORNIA, 93111. OUR SEC FILINGS ARE ALSO AVAILABLE ON THE SEC's WEBSITE AT http://www.sec.gov.

                            EXHIBIT A

                       MENTOR CORPORATION
                  2000 LONG-TERM INCENTIVE PLAN

1. Definitions. In this Plan, except where the context otherwise indicates, the following definitions shall apply:

     1.1 "Affiliate" means a corporation, partnership, business trust, limited liability company or other form of business organization at least a majority of the total combined voting power of all classes of stock or other equity interests of which is owned by the Company, either directly or through one or more other Affiliates.

     1.2 "Agreement" means a written agreement evidencing an Award.

     1.3  "Award" means a grant of an Option, Right, Performance
Award or an award of Restricted Stock or Incentive Shares.

     1.4  "Board" means the Board of Directors of the Company.

     1.5 "Code" means the Internal Revenue Code of 1986, as amended.

     1.6 "Committee" means such committee(s), subcommittee(s) or person(s) appointed by the Board to administer this Plan or to make and/or administer specific Awards hereunder. If no such appointment is in effect at any time, "Committee" shall mean the Board.

     1.7 "Common Stock" means the common stock, par value $.10 per share, of the Company.

     1.8 "Company" means Mentor Corporation, and any successor thereto.

     1.9 "Date of Exercise" means the date on which the Company receives notice of the exercise of an Option in accordance with the terms of Section 8.1.

     1.10 "Date of Grant" means the date on which an Option, Right or Performance Award is granted or Restricted Stock or Incentive Shares are awarded by the Committee under this Plan.

     1.11 "Eligible Person" means any person who (a) is an Employee; (b) has been offered and has accepted employment as an Employee; (c) is a Non-Employee Director; or (d) is a consultant or independent contractor to the Company or an Affiliate who is determined by the Committee to render key services to the Company or an Affiliate.

     1.12 "Employee" means any person determined by the Committee to be an employee of the Company or an Affiliate.

     1.13 "Exchange Act" means the Securities Exchange Act of
1934, as amended.

     1.14 "Fair Market Value" means an amount equal to the last sale price for a Share in the over-the-counter market as reported by such source as the Committee may select, or, if such price quotations of the Common Stock are not then reported, then the fair market value of a Share as determined by the Committee pursuant to a reasonable method adopted in good faith for such purpose.

     1.15 "Incentive Shares" means an award providing for the contingent grant of Shares pursuant to the provisions of Section
10.

     1.16 "Incentive Stock Option" means an Option granted under this Plan that the Company designates as an incentive stock option under Section 422 of the Code.

     1.17 "Non-Employee Director" means any member of the Company's or an Affiliate's Board of Directors who is not an Employee.

     1.18 "Nonstatutory Stock Option" means an Option granted under this Plan that is not an Incentive Stock Option.

     1.19 "Option" means an option to purchase Shares granted under this Plan in accordance with the terms of Section 6.

     1.20 "Option Period" means the period during which an Option may be exercised.

     1.21 "Option Price" means the price per Share at which an Option may be exercised. Subject to the terms of the Plan, the Option Price shall be determined by the Committee.

     1.22 "Participant" means any Eligible Person who has received an Award hereunder.

     1.23 "Performance Award" means a performance award granted under the Plan in accordance with the terms of Section 11.

     1.24 "Performance Goals" means performance goals established by the Committee which may be based on earnings or earnings growth, sales, return on assets, cash flow, total shareholder return, equity or investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, or any other objective goals established by the Committee, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such performance standards may be particular to an Eligible Person or the department, branch, Affiliate or other division in which he or she works, or may be based on the performance of the Company or the Company and its Affiliates generally, and may cover such period as may be specified by the Committee.

     1.25 "Plan" means the Mentor Corporation 2000 Long-Term
Incentive Plan, as amended from time to time.

     1.26 "Related Option" means an Option in connection with which, or by amendment to which, a specified Right is granted.

     1.27 "Related Right" means a Right granted in connection with which, or by amendment to, a specified Option.

     1.28 "Restricted Stock" means Shares awarded under the Plan pursuant to the provisions of Section 9.

     1.29 "Right" means a stock appreciation right granted under the Plan in accordance with the terms of Section 7.

     1.30 "Right Period" means the period during which a Right may be exercised.

     1.31 "Share" means a share of Common Stock.

     1.32 "Ten-Percent Stockholder" means a Participant who
(applying the rules of Section 424(d) of the Code) owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate.

2. Purpose. This Plan is intended to assist the Company and its Affiliates in attracting and retaining Eligible Persons of outstanding ability and to promote the identification of their interests with those of the stockholders of the Company and its Affiliates.

3. Administration. The Committee shall administer this Plan and shall have plenary authority, in its discretion, to grant Options, Rights, Restricted Stock, Incentive Shares and Performance Awards to Eligible Persons, subject to the provisions of this Plan. The Committee shall have plenary authority and discretion, subject to the provisions of this Plan, to determine the Eligible Persons to whom Awards shall be granted, the terms (which terms need not be identical) of all Awards, including without limitation the Option Price of Options, the time or times at which Awards are made, the number of Shares covered by Awards, whether an Option shall be an Incentive Stock Option or a Nonstatutory Stock Option, any exceptions to non-transferability, any Performance Goals applicable to Awards, any provisions relating to vesting, and the period during which Options may be exercised and Restricted Stock shall be subject to restrictions. In making these determinations, the Committee may take into account the nature of the services rendered or to be rendered by the Award recipients, their present and potential contributions to the success of the Company and its Affiliates, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of the Plan, the Committee shall have plenary authority to interpret the Plan, prescribe, amend and rescind rules and regulations relating to it, and make all other determinations deemed necessary or advisable for the administration of this Plan. The determinations of the Committee on the matters referred to in this Section 3 shall be binding and final.

4.   Eligibility.  Options, Rights, Restricted Stock, Incentive
Shares and Performance Awards may be granted only to Eligible
Persons; provided, however, that Incentive Stock Options may not be granted to Eligible Persons who are not Employees.

 5.  Stock Subject to Plan.

     5.1 Subject to adjustment as provided in Section 12, (a) the maximum number of Shares that may be issued under this Plan is 7,500,000 Shares and (b) the maximum number of Shares with respect to which an Employee may be granted Options under this Plan during a fiscal year is 250,000 Shares.

     5.2 If an Option or Right expires or terminates for any reason (other than termination by virtue of the exercise of a Related Option or Related Right, as the case may be) without having been fully exercised, if Shares of Restricted Stock are forfeited or if Shares covered by an Incentive Share Award or Performance Award are not issued or are forfeited, the unissued or forfeited Shares that had been subject to the Award shall become available for the grant of additional Awards. In no event shall Shares which, under this Plan, are authorized to be used in payment of any Incentive Shares or Performance Awards be deemed to be unavailable for purposes of the Plan until such Shares have been issued in payment of such Awards in accordance with the provisions of Sections 10 and 11.

     5.3 Upon exercise of a Right (regardless of whether the Right is settled in cash or Shares), the number of Shares with respect to which the Right is exercised shall be charged against the number of Shares issuable under the Plan and shall not become available for the grant of other Awards.

6.   Options.

     6.1 Options granted under this Plan to Eligible Persons shall be either Incentive Stock Options or Nonstatutory Stock Options, as designated by the Committee; provided, however, that Incentive Stock Options may not be granted to Eligible persons who are not Employees. Each Option granted under this Plan shall be clearly identified either as a Nonstatutory Stock Option or an Incentive Stock Option and shall be evidenced by an Agreement that specifies the terms and conditions of the grant. Options shall be subject to the terms and conditions set forth in this
Section 6 and such other terms and conditions not inconsistent with this Plan as the Committee may specify.

     6.2 Subject to the terms of the Plan, the Option Price shall be determined by the Committee; provided, however, that in no event shall the Option Price be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the Date of Grant. The price per share of Common Stock at which an Incentive Stock Option granted under this Plan may be exercised shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the Date of Grant; provided, however, that in the case of an Incentive Stock Option granted to an Employee who, at the time of grant, is a Ten Percent Shareholder, the exercise price per share shall not be less than one hundred and ten percent (110%) of the Fair Market Value of the Common Stock on the date on which the Option is granted.

     6.3 The Option Period shall be determined by the Committee and specifically set forth in the Agreement; provided, however, that an Option shall not be exercisable after ten years (five years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder) from its Date of Grant.

     6.4 The Committee, in its discretion, may provide in an Agreement for the right of a Participant to surrender to the Company an Option (or a portion thereof) that has become exercisable and to receive upon such surrender, without any payment to the Company (other than required tax withholding amounts) that number of Shares (equal to the highest whole number of Shares) having an aggregate fair market value as of the date of surrender equal to that number of Shares subject to the Option (or portion thereof) being surrendered multiplied by an amount equal to the excess of (i) the Fair Market Value on the date of surrender over (ii) the Option Price, plus an amount of cash equal to the fair market value of any fractional Share to which the Participant would be entitled but for the parenthetical above relating to whole number of Shares. Any such surrender shall be treated as the exercise of the Option (or portion thereof) surrendered.

7.   Rights.

     7.1 Rights granted under the Plan shall be evidenced by an Agreement specifying the terms and conditions of the grant.

     7.2 A Right may be granted under the Plan: (a) in connection with, and at the same time as, the grant of an Option under the Plan; (b) by amendment of an outstanding Option granted under the Plan; or (c) independently of any Option granted under the Plan. A Right described in clause (a) or (b) of the preceding sentence is a Related Right. A Related Right may, in the Committee's discretion, apply to all or any portion of the Shares subject to the Related Option.

     7.3 A Right may be exercised in whole or in part as provided in the applicable Agreement, and, subject to the terms of the Agreement, entitles a Participant to receive, without payment to the Company (but subject to required tax withholding), either cash or that number of Shares (equal to the highest whole number of Shares), or a combination thereof, in an amount or having a fair market value determined as of the Date of Exercise not to exceed the number of Shares subject to the portion of the Right exercised multiplied by an amount equal to the excess of
(a) the Fair Market Value on the Date of Exercise of the Right over (b) either (i) the Fair Market Value on the Date of Grant of the Right if it is not a Related Right (or such amount in excess of such Fair Market Value as may be specified by the Committee), or (ii) the Option Price as provided in the Related Option if the Right is a Related Right.

     7.4 The Right Period shall be determined by the Committee as specifically set forth in the Agreement; provided, however, that (a) a Right will expire no later than the earlier of (i) ten years from the Date of Grant, or (ii) in the case of a Related Right, the expiration of the Related Option; and (b) a Right that is a Related Right to an Incentive Stock Option may be exercised only when and to the extent the Related Option is exercisable.

     7.5 The exercise, in whole or in part, of a Related Right shall cause a reduction in the number of Shares subject to the Related Option equal to the number of Shares with respect to which the Related Right is exercised. Similarly, the exercise, in whole or in part, of a Related Option shall cause a reduction in the number of Shares subject to the Related Right equal to the number of Shares with respect to which the Related Option is exercised.

8.   Exercise of Options and Rights.

     8.1 An Option or Right may, subject to the terms of the applicable Agreement under which it was granted, be exercised in whole or in part by the delivery to the Company of written notice of the exercise, in such form as the Committee may prescribe, accompanied, in the case of an Option, by (a) a full payment for the Shares with respect to which the Option is exercised or (b) irrevocable instructions to a broker to deliver promptly to the Company cash equal to the exercise price of the Option. To the extent provided in the applicable Option Agreement, payment may be made in whole or in part by delivery (including constructive delivery) of Shares (provided that such Shares, if acquired pursuant to an option granted hereunder or under any other plan maintained by the Company or any Affiliate have been held by the Participant for at least six (6) months) valued at Fair Market Value on the Date of Exercise or by delivery of a promissory note as provided in Section 8.2 hereof.

     8.2 To the extent provided in an Agreement and permitted by applicable law, the Committee may accept as partial payment of the Option Price a promissory note executed by the Participant evidencing his or her obligation to make future cash payment thereof. Promissory notes made pursuant to this Section 8.2 shall be payable upon such terms as may be determined by the Committee, shall be secured by a pledge of the Shares received upon exercise of the Option, or other securities the Committee may deem to be acceptable for such purposes, and shall bear interest at a rate fixed by the Committee.

     8.3 Awards granted under this Plan shall not be transferable except by will, the laws of descent and distribution, except to the extent provided in an Agreement.

9.   Restricted Stock Awards.

     9.1 Restricted Stock awards under this Plan shall consist of Shares that are restricted as to transfer, subject to forfeiture, and subject to such other terms and conditions as may be determined by the Committee. Such terms and conditions may provide, in the discretion of the Committee, for the lapse of such transfer restrictions or forfeiture provisions to be contingent upon the achievement of one or more specified Performance Goals.

     9.2 Restricted Stock awards under this Plan shall be evidenced by Agreements specifying the terms and conditions of the Award. Each Agreement evidencing an Award of Restricted
Stock shall contain the following:

          (a) prohibitions against the sale, assignment, transfer, exchange, pledge, hypothecation, or other encumbrance of (i) the Shares awarded as Restricted Stock, (ii) the right to vote the Shares, and (iii) the right to receive dividends thereon, in each case during, the restriction period applicable to the Shares; provided, however, that the Participant shall have all the other rights of a stockholder including without limitation the right to receive dividends and the right to vote the Shares;

          (b)  a requirement that each certificate representing
Shares of Restricted Stock shall be deposited with the Company, or its designee, and shall bear the following legend:

               "This  certificate  and  the  shares  of
               stock represented hereby are subject  to
               the  terms and conditions (including the
               risks  of  forfeiture  and  restrictions
               against  transfer)  contained   in   the
               Mentor    Corporation   2000   Long-Term
               Incentive Plan, and an Agreement entered
               into  between the registered  owner  and
               Mentor  Corporation.  Release from  such
               terms and conditions shall be made  only
               in  accordance  with the  provisions  of
               this  Plan and the Agreement, a copy  of
               each  of which is on file in the  office
               of     the     Secretary    of    Mentor
               Corporation.";

          (c)  the terms and conditions upon which any
restrictions applicable to Shares of Restricted Stock shall lapse and new certificates free of the foregoing legend shall be issued to the Participant or the Participant's legal representative; and

          (d) such other terms, conditions and restrictions as the Committee in its discretion may specify, including without limitation terms that condition the lapse of forfeiture provisions and transfer restrictions upon the achievement of one or more specified Performance Goals.

10. Incentive Share Awards. Incentive Shares awarded under this Plan shall be evidenced by an Agreement specifying the terms and conditions of such Award. Incentive Share Awards shall provide for the issuance of Shares to a Participant at such times and subject to such terms and conditions as determined by the Committee, including without limitation terms that condition the issuance of Shares upon the achievement of one or more specified Performance Goals.

11. Performance Awards. Performance Awards granted under this Plan shall be evidenced by an Agreement specifying the terms and conditions of such Award. Performance Awards shall become payable on account of attainment of one or more specified Performance Goals. Performance Awards may be paid by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as specified in the Agreement. If a Performance Award is paid in cash, the Award shall be deemed, for purposes of
Section 5.1 hereof, to cover a number of shares of Common Stock equal to the quotient obtained by dividing the dollar amount of the Award payment by the Fair Market Value of a Share as of the date of payment, rounded to the next highest whole number.

12. Capital Adjustments. In the event of any change in the outstanding Common Stock by reason of any stock dividend, split-up, recapitalization, reclassification, combination or exchange of shares, merger, consolidation, liquidation or the like, the Committee may, in its discretion, provide for a substitution for or adjustment in (a) the number and class of Shares subject to outstanding Options, Rights and Awards of Restricted Stock, Incentive Shares or Performance Awards, (b) the Option Price of Options and the base price upon which payments under Rights that are not Related Rights are determined, (c) the aggregate number and class of Shares for which Awards thereafter may be made under this Plan, and (d) the maximum number of Shares with respect to which an Employee may be granted Options during the period specified in Section 5.1(b).

13. Termination or Amendment. The Board may amend, alter or terminate this Plan in any respect at any time; provided, however, that, after this Plan has been approved by the stockholders of the Company, no amendment, alteration or termination of this Plan shall be made by the Board without approval of (a) the Company's stockholders to the extent stockholder approval of the amendment is required by applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the Common Stock is listed or quoted, if any, and (b) each affected Participant if such amendment, alteration or termination would adversely affect such Participant's rights or obligations under any Award made prior to the date of such amendment, alteration or termination.

14.  Modification, Extension, Renewal, Substitution.

     14.1 Subject to the terms and conditions of this Plan, the Committee may modify the terms of any outstanding Awards. Notwithstanding the foregoing, however, no modification of an Award shall, without the consent of the Participant, alter or impair any of the Participant's rights or obligations under such Award.

     14.2 Anything contained herein to the contrary notwithstanding, Options, Rights, Restricted Stock, Incentive Shares and Performance Awards may, at the discretion of the Committee, be granted under this Plan in substitution for options and such other awards covering capital stock of another corporation which is merged into, consolidated with, or all or a substantial portion of the property or stock of which is acquired by, the Company or one of its Affiliates. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee may deem appropriate in order to conform, in whole or part, to the provisions of the awards in substitution for which they are granted. Such substitute Options granted hereunder shall not be counted toward the Share limit imposed by clause (b) of Section 5.1, except to the extent it is determined by the Committee that counting such Options is required in order for Options hereunder to be eligible to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code.

15. Effectiveness of this Plan. This Plan and any amendments hereto requiring stockholder approval pursuant to Section 13 are subject to approval by vote of the stockholders of the Company at the next annual or special meeting of stockholders following adoption by the Board. Subject to such stockholder approval, this Plan and any amendments hereto are effective on the date on which they are adopted by the Board.

16. Withholding. The Company's obligation to deliver Shares or pay any amount pursuant to the terms of any Award hereunder shall be subject to satisfaction of applicable federal, state and local tax withholding requirements. To the extent provided in the applicable Agreement and in accordance with rules prescribed by the Committee, a Participant may satisfy any such withholding tax obligation by any of the following means or by a combination of such means: (a) tendering a cash payment, (b) authorizing the Company to withhold Shares otherwise issuable to the Participant, or (c) delivering to the Company already-owned and unencumbered Shares.

17. Term of this Plan. Unless sooner terminated by the Board pursuant to Section 13, this Plan shall terminate on July 19, 2010, and no Awards may be granted or awarded after such date. The termination of this Plan shall not affect the validity of any Award outstanding on the date of termination.

18. Indemnification of Committee. In addition to such other rights of indemnification as they may have as Directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against all reasonable expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with this Plan or any Option, Right, Restricted Stock, Incentive Shares or Performance Awards granted hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company.

19.  General Provisions.

     19.1 The establishment of this Plan shall not confer upon any Eligible Person any legal or equitable right against the Company, any Affiliate or the Committee, except as expressly provided in this Plan.

     19.2 This Plan does not constitute inducement or consideration for the employment or service of any Eligible Person, nor is it a contract between the Company or any Affiliate and any Eligible Person. Participation in this Plan shall not give an Eligible Person any right to be retained in the service of the Company or any Affiliate.

     19.3 Neither the adoption of this Plan nor its submission to the stockholders, shall be taken to impose any limitations on the powers of the Company or its Affiliates to issue, grant, or assume options, warrants, rights, restricted stock or other awards otherwise than under this Plan, or to adopt other stock option, restricted stock, or other plans or to impose any requirement of stockholder approval upon the same.

     19.4 The interests of any Eligible Person under this Plan are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered except to the extent provided in an Agreement.

     19.5 This Plan shall be governed, construed and administered in accordance with the laws of the State of California.

     19.6 The Committee may require each person acquiring Shares pursuant to Awards hereunder to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares issued pursuant to this Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or interdealer quotation system upon which the Common Stock is then quoted, and any applicable federal or state securities laws. The Committee may place a legend or legends on any such certificates to make appropriate reference to such restrictions.

     19.7 The Company shall not be required to issue any certificate or certificates for Shares with respect to Awards under this Plan, or record any person as a holder of record of such Shares, without obtaining, to the complete satisfaction of the Committee, the approval of all regulatory bodies deemed necessary by the Committee, and without complying to the Board's or Committee's complete satisfaction, with all rules and regulations, under federal, state or local law deemed applicable by the Committee.